UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2011
Date of Report (Date of earliest event reported)

DENARII RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-135354	98-0491567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

502 E. John Street Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

949-335-5159
Registrant’s telephone number, including area code

n/a
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on February 28, 2011 (the “Effective Date”), Denarii Resources Inc., a Nevada corporation (the “Company”), entered into that certain extension of the letter agreement to form a joint venture dated December 9, 2010 (the “Letter Agreement”) between the Company and Guyanex Minerals Corp. (“GMC”). The Letter Agreement provides for the development of the gold mining concessions owned by Guyanex Minerals Incorporation (“GMI”), which is the owner of a 100% interest in those certain gold mining concessions located in the Republic of Guyana, including three concessions along the Guyani River (collectively, known as the “Prospect”).

In accordance with the terms and provisions of the Letter Agreement: (i) the Company will purchase an undivided 50% equity interest in the Prospects by providing a payment of $5,000,000 prior to January 31, 2011 to be held in escrow (the “Option Purchase Price”); (ii) upon payment of the $5,000,000 by the Company, GMI will issue to the Company 1,000 common shares representing the 50% equity interest in GMI;  (iii) any capital requirements above the Option Purchase Price will be paid on a 50-50 basis by the Company and GMC (the “Capital Requirements”); (iv) the joint venture shall be governed by four directors with the Company appointing two directors and GMC appointing two directors; (v) in the event either the Company or GMC fails to provide their respective portion of the Capital Requirements and either the Company or GMC is: (a)  diluted to less than 35% but more than 21%, the party with the majority interest would appoint three of the four directors, and (b) diluted to less than 20%, the party with the majority interest would appoint all four directors.

In accordance with the extension of the Letter Agreement, the Company and GMC have agreed to a payment date of May 31, 2011 for the Option Purchase Price

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit 10.1     Letter Agreement to Form a Joint Venture between Denarii Resources Inc. and Guyanex Minerals Corp. dated December 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENARII RESOURCES INC.

DATE: April 25, 2011	By:	/s/ Dr. Stewart Jackson
Dr. Stewart Jackson
President/Chief Executive Officer